NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 30, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 23, 2012 the instruments representing the securities comprising the entire class of this security will come to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Exchange has been advised by the Agent (Computershare Investor Services) that pursuant to the conversion to an Open-End Investment Company which will become effective on January 23, 2012, the transfer books and accounts were permanently closed at the end of the day on January 13, 2012. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 17, 2012.